CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 74, Amendment No. 75, to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated January 29, 2021 on the financial statements and financial highlights of National Investment Services Ultra-Short Duration Enhanced Income ETF, a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

    /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 5, 2021